Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Form 8-K/A of Portman Ridge Finance Corporation of our reports dated March 16, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Garrison Capital Inc. and its Subsidiaries.

/s/ RSM US LLP

New York, New York

January 11, 2021